Exhibit 99.1

Nortech Systems Reports Fourth Quarter and Full Year 2023 Results

Full Year Net Sales Up Nearly 4% from Prior Year;

Gross Margin Increase 130 Basis Points from Prior Year

EBITDA Increases to $8.0 million, Up 38.2% from Prior Year

MINNEAPOLIS – March 20, 2024 -- Nortech Systems Incorporated (Nasdaq: NSYS) (“Nortech” or, the "Company"), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, industrial and defense markets, reported 2023 fourth quarter and full year results for the period ended December 31, 2023.

2023 Highlights:

●	Net sales of $139.3 million, up 3.9% from the prior year.
●

Net income of $6.9 million, or $2.38 per diluted share, compared with net income of $2.0 million, or $0.70 per diluted share, in 2022. Fourth quarter 2023 net income includes a non-cash tax benefit of $2.6 million for the reversal of a previously established tax valuation allowance.

●	Gross margin of 16.6%, up 130 basis points from gross margin of 15.3% in the prior year.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) of $8.0 million, compared with EBITDA of $5.8 million in the prior year.
●	Year-end 90-day backlog of $35.1 million as of December 31, 2023, consistent with the prior year-end level.

Management Commentary

“As expected, we ended 2023 strong, including record revenue both in the fourth quarter and the year, continued expense management and solid margins,” said Jay D. Miller, President and CEO of Nortech. “We saw encouraging normalization trends in supply chain and customer ordering practices, approaching pre-Covid levels. These factors had inflated our backlog levels in 2022 and early 2023, but we believe the situation has returned to a steady state.

“Our overall financial results are a credit to the nearly 800 dedicated Nortech employees worldwide who embody our corporate values, including teamwork, excellence, commitment, integrity and innovation,” Miller noted. “I am proud of Nortech’s collaborative culture and the important role it plays in successfully retaining our people; they truly are our most valuable asset in delivering mission-critical products and solutions to our customers.

“For example, our highly skilled engineering services team is essential to providing our customers with Nortech’s full-system solution by helping them to improve manufacturability of products and reduce costs,” explained Miller. “Nortech’s ability to quickly and flexibly adapt our global resources to fit our customers’ changing needs is a key competitive advantage.”

2023 Fourth Quarter and Full Year Results

($ in thousands)	Q4 23	Q4 22%		Full Year 2023	Full Year 2022%
Net sales	$36,054	$35,618	1.2%	$139,332	$134,123	3.9%
Gross Profit	$6,827	$5,104	33.8%	$23,104	$20,480	12.8%
Operating Expenses	$4,151	$4,255	2.4%	$17,151	$16,592	(3.4%)
Net Income	$4,352	$(381)	N/A	$6,874	$2,010	242.0%
EBITDA	$3,188	$1,227	159.8%	$8,003	$5,791	38.2%

In 2023, net sales totaled $139.3 million. This represents a 3.9% increase from net sales of $134.1 million in 2022. GAAP net income totaled $6.9 million, or $2.38 per diluted share, in 2023, up from GAAP net income of $2.0 million, or $0.70 per diluted share, in the prior year. Fourth quarter 2023 GAAP net income included a non-cash tax benefit of $2.6 million related to the release of a previously established tax valuation allowance in alignment with the Company’s historical and projections of future taxable income.

For the full year 2023, gross profit totaled $23.1 million, or 16.6%, compared with gross profit of $20.5 million, or 15.3%, in the prior year.

In 2023 operating expenses totaled $17.2 million, a 3.4% increase from the prior year operating expenses of $16.6 million. The increase in year-over-year operating expense was primarily driven by investments in information technology and human resource systems earlier in the year, payroll and inflationary pressures.

In 2023 EBITDA totaled $8.0 million, a 38.2% increase from EBITDA of $5.8 million in the prior year. The year-over-year increase in EBITDA resulted primarily from the previously highlighted net sales increase over the same period.

Business Outlook

“We expect our positive momentum to continue into 2024, buoyed by encouraging industry trends and our own solid internal execution,” commented Miller. “Last month the global trade organization IPC released survey results forecasting industry revenue growth in 2024. This outlook, plus continued normalization of customer demand levels, supply chain improvements, and our careful expense management, gives us confidence as we go forward.

“Nortech remains focused on business fundamentals including generating cash and strengthening our balance sheet. In support of that, we recently restructured our credit agreement with Bank of America to increase our borrowing capacity and better complement our business.

“We are prudently investing in promising new technologies that will benefit both our customers and the environment,” explained Miller. Earlier this year, Nortech introduced Expanded Beam Xtreme™ fiber optic technology, designed for digital data transmission and offering boosted speed, reliability and interference protection. Concluded Miller, “Along with enhanced performance capabilities, fiber optics offer our customers many sustainability advantages over traditional copper wire, in both production and operation. Benefits include greater durability, improved energy efficiency and less material usage.”

Conference Call

The Company will hold a live conference call and webcast at 4:00 p.m. central time on Wednesday, March 20, 2024, to discuss the Company's 2023 fourth quarter and full year results. The call will be hosted by Jay Miller, Chief Executive Officer and President and Andrew LaFrence, Chief Financial Officer. To access the live audio conference call, U.S. participants may call 888-506-0062 and international participants may call 973-528-0011. Participant Access Code: 823360. Participants may also access the call via webcast at: https://www.webcaster4.com/Webcast/Page/2814/50217.

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About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding future financial results, improving supply chain management, the impact of new products and innovations on our customers' and our results, sales booking and backlog trends, customer demand, continued high performance of personnel, and industry revenue trends. While this release is based on management's best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) commodity cost increases coupled with challenges in raising prices and/or customer pressure to reduce prices; (2) supply chain disruptions leading to shortages of critical components; (3) volatility in market conditions which may affect demand for the Company's products; (4) increased competition; (5) changes in the reliability and efficiency of operating facilities or those of third parties; (6) risks related to the availability of labor; (7) the unanticipated loss of any key member of senior management; (8) geopolitical, economic, financial and business conditions; (9) the Company's ability to steadily improve manufacturing output and product quality throughout the remainder of 2024 or (10) the impact of global health epidemics on our customers, employees, manufacturing facilities, suppliers, the capital markets and our financial condition. Some of the above-mentioned factors are described in further detail in the section entitled "Risk Factors" in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Reconciliation of Generally Accepted Accounting Principles (“GAAP”) Measures to Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure used by management that we believe provides useful information to investors because it reflects ongoing performance excluding certain non-recurring items during comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between different organizations as a result of differing capital structures and tax strategies. EBITDA is defined as net income (loss) plus interest expense, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered an alternative to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical metric and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
INCOME STATEMENTS	2023	2022	2023	2022
(in thousands USD, except share and per share amounts)
Net Sales	$36,054	$35,618	$139,332	$134,123

Cost of Goods Sold	29,227	30,514	116,228	113,643

Gross Profit	6,827	5,104	23,104	20,480
	18.9%	14.3%	16.6%	15.3%

Operating Expenses
Selling Expenses	832	967	3,598	3,719
General and Administrative Expenses	3,026	3,079	12,354	11,425
Research and Development Expenses	292	309	1,199	1,463
Gain on Sale of Assets	-	-	-	(15)
Total Operating Expenses	4,150	4,355	17,151	16,592

Income from Operations	2,677	749	5,953	3,888

Other Expense
Interest Expense	(122)	(74)	(487)	(411)

Income Before Income Taxes	2,555	675	5,466	3,477

Income Tax (Benefit) Expense	(1,797)	1,056	(1,408)	1,467

Net Income (Loss)	$4,352	$(381)	$6,874	$2,010

Net Income (Loss) Per Common Share - Basic	$1.59	$(0.14)	$2.53	$0.75

Weighted Average Number of Common Shares Outstanding - Basic	2,739,848	2,685,378	2,722,135	2,685,378

Net Income (Loss) Per Common Share - Diluted	$1.51	$(0.14)	$2.38	$0.70
Weighted Average Number of Common Shares Outstanding - Diluted	2,879,654	2,685,378	2,885,879	2,891,285

CONDENSED BALANCE SHEETS	December 31, 2023	December 31, 2022
($ in thousands )
Cash	$960	$1,027
Restricted Cash	715	1,454
Accounts Receivable	19,279	15,975
Employee Retention Credit Receivable	-	2,650
Inventories, Net	21,660	22,438
Contract Assets	14,481	9,982
Prepaid Expenses and Other Current Assets	1,698	1,334
Property and Equipment, Net	6,513	6,408
Operating Lease Assets	6,917	7,850
Other Intangible Assets, Net	2,904	422
Total Assets	$75,127	$69,540

Accounts Payable	$15,924	$14,792
Lease Obligations, Finance & Operating, Net	8,361	9,659
Accrued Payroll and Commissions	4,138	4,803
Customer Deposits	4,068	3,515
All Other Liabilities	1,476	1,838
Line of Credit	5,815	6,853
Shareholders’ Equity	35,344	28,080
Total Liabilities and Shareholders’ Equity	$75,127	$69,540

CASH FLOW STATEMENTS	December 31,	December 31,
Cash Flows from Operating Activities	2023	2022
($ in thousands )
Net Income	$6,874	$2,010
Depreciation and Amortization	2,050	1,918
Compensation on Stock-Based Awards	423	334
Deferred Taxes	(2,363)	-
Change in Inventory Reserves	26	(149)
Other, Net	26	(81)
Changes in Current Operating Items
Accounts Receivable	(3,432)	(1,746)
Inventories	716	(2,985)
Contract Assets	(4,514)	(1,283)
Prepaid Expenses and Other Assets	(147)	317
Income Taxes	(832)	643
Accounts Payable	483	2,216
Accrued Payroll and Commissions	(661)	783
Customer Deposits	553	550
All Other Operating Items	2,567	2,876
Net Cash Provided By Operating Activities	$1,769	$5,402

Cash Flows from Investing Activities
Proceeds from Sale of Property and Equipment	-	15
Purchase of Property and Equipment	(1,284)	(2,442)
Net Cash Used In Investing Activities	$(1,284)	$(2,426)

Cash Flows from Financing Activities
Proceeds from Line of Credit	124,552	119,349
Payments to Line of Credit	(125,602)	(121,468)
Principal Payments on Financing Leases	(390)	(599)
Stock Option Exercises	159	51
Net Cash Used In Financing Activities	$(1,281)	$(2,667)

Effect of Exchange Rate Changes on Cash	(10)	(53)

Net Change in Cash	$(806)	$256
Cash - Beginning of Year	2,481	2,225
Cash - End of Year	$1,675	$2,481

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA	2023	2022	2023	2022
($ in thousands )
Net Income (Loss)	$4,352	$(381)	6,874	$2,010
Interest Expense	122	74	487	411
Income Tax (Benefit) Expense	(1,797)	1,056	(1,408)	1,467
Depreciation and Amortization Expense	511	478	2,050	1,918
EBITDA	$3,188	$1,227	8,003	$5,791

Contact

Andrew D. C. LaFrence
Chief Financial Officer and Senior Vice President of Finance
alafrence@nortechsys.com

952-345-2243